EXHIBIT 12(a)

            HOUSEHOLD INTERNATIONAL NETHERLANDS B.V.

       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
         (All dollar amounts are stated in thousands.)


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

Three months ended March 31                            1995         1994
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
Income from operations                             $   88.2     $   71.1
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Income taxes                                           55.8         47.4
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Fixed charges:
  Interest expense                                  4,394.6      2,591.5
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Total earnings as defined                          $4,538.6     $2,710.0
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Ratio of earnings to fixed charges                     1.03         1.05
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